Exhibit 4.6
AMENDMENT AND RESTATEMENT AGREEMENT
dated  9  May 2007
for
DISCOVERY COMMUNICATIONS EUROPE LIMITED
(formerly known as Discovery Content UK limited)
guaranteed by
DISCOVERY COMMUNICATIONS, INC.
arranged by
THE ROYAL BANK OF SCOTLAND plc
with
THE ROYAL BANK OF SCOTLAND plc
acting as Agent
RELATING TO A FACILITY AGREEMENT DATED
2 March 2006 as amended on 18 April 2006
and as further amended and restated on 27 April 2006
Linklaters
Ref: NM/ALW

CONTENTS

CLAUSE	PAGE
1. Definitions and interpretation	1
2. Conditions precedent	2
3. Representations	2
4. Amendments	2
5. Incorporation of terms	2
6. Confirmation	2
7. Governing Law; Jurisdiction, etc.	2
THE SCHEDULES

SCHEDULE
SCHEDULE 1 Conditions Precedent

SCHEDULE 2 Form of Amended Agreement

THIS AGREEMENT is dated  9  May 2007 and made between:
(1)	DISCOVERY COMMUNICATIONS EUROPE LIMITED, formerly known as Discovery Content UK Limited (the “Borrower”);

(2)	DISCOVERY COMMUNICATIONS, INC., a corporation incorporated in the state of Delaware (the “Company”);

(3)	THE ROYAL BANK OF SCOTLAND plc as mandated lead arranger the “Arranger”); and

(4)	THE ROYAL BANK OF SCOTLAND plc as agent of the other Finance Parties (the “Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended and restated in the form set out in Schedule 2 (Form of Amended Agreement).

“Effective Date” means the date of the notification by the Agent under Clause 2 (Conditions precedent).

“Original Facility Agreement” means the revolving loan facility agreement dated 2 March 2006 as amended on 18 April 2006 and as further amended and restated on 27 April 2006 between the Borrower, the Company, the Agent, the Arranger and the Lender named in it.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Amended Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Amended Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4	Third Party Rights

A person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Facility Agreement, each of the Borrower and the Agent designate this Agreement as a Finance Document.

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2.	CONDITIONS PRECEDENT

The provisions of Clause 4 (Amendments) shall be effective only if the Agent has received all the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

3.	REPRESENTATIONS

Each Obligor makes the Repeating Representations, by reference to the facts and circumstances then existing:
(a)	on the date of this Agreement; and

(b)	on the Effective Date,
but as if references in Clause 19 (Representations) of the Original Facility Agreement were instead to this Agreement and, on the Effective Date, to the Amended Agreement.

4.	AMENDMENTS

4.1	Amendments

With effect from the Effective Date the Original Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Form of Amended Agreement).

4.2	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents (including the guarantee and indemnity of the Company) shall, save as amended by this Agreement, continue in full force and effect.

5.	INCORPORATION OF TERMS

The provisions of Clauses 17 (Costs and expenses) and 31 (Notices) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “the Finance Documents” are references to this Agreement.

6.	CONFIRMATION

6.1	Cancellation

The parties hereby confirm that the amendments to the Original Facility Agreement contained in the amendment and restatement agreement dated 13 April 2007 have not become effective and are hereby cancelled.

7.	GOVERNING LAW; JURISDICTION, ETC.

7.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles (other than the New York General Obligation Law §5-1401).

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7.2	Submission to Jurisdiction

Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Finance Document, or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Finance Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Finance Document against the borrower or its properties in the courts of any jurisdiction.

7.3	Waiver of Venue

Each Party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Finance Document in any court referred to in clause 7.2 (Submission to Jurisdiction). Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.4	Service of Process

Each Party hereto irrevocably consents to service of process in the manner provided for notices in clause 31 (Notices) of the Original Facility Agreement. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable law.

7.5	WAIVER OF RIGHT TO TRIAL BY JURY

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

7.6	USA Patriot Act Notice

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title iii of pub. l. 107-56 (signed into law October 26, 2001)), it is required

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to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender or the Agent, as applicable, to identify the Obligors in accordance with the Patriot Act.

7.7	Time of the Essence

Time is of the essence in this Agreement.

7.8	Entire Agreement

This Agreement and the other Finance Documents represent the final agreement among the Parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. There are no unwritten oral agreements among the Parties.

7.9	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURES

The Borrower

By:	/s/ J. Michael Suffredini
Authorized Signer

The Company

By:	/s/ J. Michael Suffredini

Senior Vice President and Treasurer

The Arranger

The Royal Bank of Scotland plc

By:	/s/ Sarah Prebble

Associate Director

The Agent on Behalf of the Lenders

The Royal Bank of Scotland plc

By:	/s/ Brian Tomkins

Associate Director

SCHEDULE 2
Form of Amended Agreement

€260,000,000
FACILITY AGREEMENT
dated 2 March 2006 as amended on 18 April 2006 and as further amended and restated on
27 April 2006 and 9 May 2007
for
DISCOVERY COMMUNICATIONS EUROPE LIMITED
(formerly know as Discovery Content UK Limited)
guaranteed by
DISCOVERY COMMUNICATIONS, INC.
and
arranged by
THE ROYAL BANK OF SCOTLAND plc
with
THE ROYAL BANK OF SCOTLAND plc
acting as Agent
Linklaters
Ref: CW/RE

CONTENTS

CLAUSE	PAGE
SECTION 1
INTERPRETATION
1. Definitions and Interpretation	1
SECTION 2
THE FACILITY
2. The Facility	24
3. Purpose	24
4. Conditions of Utilisation	24
SECTION 3
UTILISATION
5. Utilisation	27
6. Optional Currencies	28
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7. Repayment	29
8. Prepayment and Cancellation	29
SECTION 5
COSTS OF UTILISATION
9. Interest	31
10. Interest Periods	32
11. Changes to the Calculation of Interest	32
12. Fees	33
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13. Tax Gross up and Indemnities	35
14. Increased Costs	41
15. Other Indemnities	42
16. Mitigation by the Lenders	43
17. Costs and Expenses	43
SECTION 7
GUARANTEE
18. Guarantee and Indemnity	45
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19. Representations	48
20. Affirmative Covenants	53
21. Negative Covenants	61
22. Events of Default	69
23. Remedies Upon Event of Default	71
SECTION 9
CHANGES TO PARTIES
24. Changes to the Lenders	72

THE SCHEDULES

PAGE
SCHEDULE 2 Form of Amended Agreement	6

THIS AGREEMENT is dated 2 March 2006 as amended on 18 April 2006 and as further amended and restated on 27 April 2006 and made between:
(5)	DISCOVERY COMMUNICATIONS EUROPE LIMITED (formerly known as Discovery Content UK Limited), a company incorporated in England and Wales with registration number 05039068 (the “Borrower”);

(6)	DISCOVERY COMMUNICATIONS, INC., a close corporation incorporated in Delaware (the “Company”);

(7)	THE ROYAL BANK OF SCOTLAND plc as mandated lead arranger (the “Arranger”);

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(9)	THE ROYAL BANK OF SCOTLAND plc as agent of the other Finance Parties (the “Agent”).
WHEREAS:
(A)	The Borrower entered into a multicurrency revolving loan facility with, among others, the Company as guarantor and the Agent, dated as of 2 March 2006 and amended as of 18 April 2006, pursuant to which facilities in an aggregate amount of €105,000,000 were made available to the Borrower (the “Original Facility Agreement”); and

(B)	The Borrower and the Company have since requested that the Original Lenders amend and restate the Original Facility Agreement to increase the amount of the Total Commitments, as defined herein, for the purposes specified in this Agreement to the maximum aggregate amount of €260,000,000, all on the terms and conditions specified herein;
NOW THEREFORE, the Original Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein, and the Parties hereto are willing to amend and restate the Original Facility Agreement, in each case subject to the terms and conditions set forth herein. Accordingly, it is agreed as follows:
SECTION 1
INTERPRETATION
8.	DEFINITIONS AND INTERPRETATION

8.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Antenna Audio” means Antenna Audio Inc., a Delaware corporation, Antenna Audio Limited, a corporation formed under the laws of England and Wales, and their respective subsidiaries.
“Applicable Margin” means the appropriate percentage rate set out in the column headed Applicable Margin for Loans in the table contained in the definition of Applicable Rate.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Clause 20.2 (Certificates; Other Information):

	Consolidated Leverage		Applicable Margin for
Pricing Level	Ratio	Facility Fee	Loans
1.	≥4.00:1	0.300%	0.875%
2.	≥3.50:1 but <4.00:1	0.250%	0.675%
3.	≥3.00:1 but <3.50:1	0.200%	0.600%
4.	≥2.50:1 but <3.00:1	0.175%	0.500%
5.	≥2.00:1 but <2.50:1	0.150%	0.400%
6.	< 2.00:1	0.100%	0.325%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Clause 20.2 (Certificates; Other Information); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Clause, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through 30th March 2006 shall be Pricing Level 2 and from 31st March 2006 through the date on which a subsequent Compliance Certificate is delivered pursuant to Clause 20.2 (Certificates; Other Information) shall be Pricing Level 3.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation of any Person, (i) in the case of an Off-Balance Sheet Obligation in an asset securitization transaction of the type described under clause (a) of the definition thereof, the unrecovered investment of transferees in transferred assets as to which such Person has or may have recourse obligations; or (ii) in the case of an Off-Balance Sheet Obligation in an off balance sheet lease transaction of the type described under clauses (b), (c) and (d) of the definition thereof, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such off balance sheet lease were accounted for as a Capitalized Lease.
“Audited Financial Statements” means, in relation to the Company, the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31,

2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.
“Available Commitment” means a Lender’s Commitment minus:
(a)	Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Base Currency” or “€” means euros.
“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and
(c)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency: or

(d)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or a Restricted Subsidiary free and clear of all Liens (other than Liens created under the Finance Documents):
(e)	readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(f)	readily marketable obligations or securities issued or directly and fully guaranteed or insured by any other sovereign country or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of such country is pledged in support thereof;

(g)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(h)	commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(i)	repurchase agreements with respect to Investments of the type described in clauses (a), (b), (c) and (d) of this definition with financial institutions having a long term unsecured debt rating of A3 or better from Moody’s or A- or better from S&P, in each case with terms of not more than 360 days from the date of the applicable agreement; and

(j)	Investments, classified in accordance with GAAP as current assets of the Company or a Restricted Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited primarily to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.
“Change of Control” means an event or series of events by which:
(k)
(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company or entitled to vote on management or policies of the Company, other than (A) any Significant Shareholder, (B) any combination of Significant Shareholders and (C) any other Person if 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person are beneficially owned, directly or indirectly, by any Significant Shareholder or any combination of Significant Shareholders; and
(ii)	within a period of 90 days after the occurrence of the event or series of events described in clause (a)(i) above, the Company shall not have procured and delivered to the Agent (A) a debt rating as determined by either S&P or Moody’s of the Company’s non-credit enhanced, senior unsecured long-term debt of at least BBB-/Baa3 and (B) any other debt rating required to be obtained under the Note Purchase Agreements after the occurrence of such event or series of events; or
(l)	a Change of Control (as defined under any Note Purchase Agreement) has occurred;

(m)	the Borrower ceases to be directly or indirectly wholly owned by the Company.
“Closing Date” means the first date all the conditions precedent in Clause 4.1 (Initial Conditions Precedent) are satisfied or waived.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means:
(n) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part I of Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and
(o) in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations (other than in respect of Swap Contracts) hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (except as provided in clause (d) below), (c)

all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of, or other obligation payable by, Persons other than the Company or a Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary.
“Consolidated Interest Charges” means, for any period, for the Company and its Restricted Subsidiaries determined on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Consolidated Interest Charges for such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
“Consolidated Operating Cash Flow” means, for any period, the Operating Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for that period.
“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries in accordance with GAAP as of the last day of the fiscal quarter most recently ended prior to such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Event” means an event whereby any Person or two or more Persons acting in concert (other than any Significant Shareholders or any combination of Significant Shareholders) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company or entitled to vote on management or policies of the Company on a fully-diluted basis representing more than 50% of the combined voting power of such securities.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Designation” means (a) a designation by the Company of a newly organized or newly acquired Subsidiary as an Unrestricted Subsidiary, (b) a later designation by the Company of a Restricted Subsidiary as an Unrestricted Subsidiary, or (c) a designation of an Unrestricted Subsidiary as a Restricted Subsidiary; in each case, as confirmed pursuant to Clause 20.2(f) (Certificates; Other Information). “Designate” has a meaning correlative thereto.
“Discovery Commerce” means The Discovery Channel Store, Inc., a Virginia corporation, and The Nature Company Aviation Partners, a Colorado general partnership.
“Discovery Commerce Designation” means the designation by the Company of Discovery Commerce as an Unrestricted Subsidiary pursuant to the certificate of a Responsible Officer of the Company dated 26 March 2007, delivered to the Agent in accordance with paragraph (f) of Clause 20.2 (Certificates: other information) and Clause 21.9 (Unrestricted Subsidiaries).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (other than cash payments otherwise permitted by this Agreement) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disruption Event” means either or both of:
(p)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(q)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“English GAAP” means generally accepted accounting principles, standards and practices in England.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed on the Company or a Restricted Subsidiary with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EURIBOR” means, in relation to any Loan:
(r)	the applicable Screen Rate; or

(s)	(if no Screen Rate is available for euros for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euros for a period comparable to the Interest Period for that Loan.
“€” and “euro” means the single currency unit of the Participating Member States.
“Excluded Split-Off” means collectively, (a) the contribution by the Company and its Restricted Subsidiaries to SplitCo of all outstanding Equity Interests in and/or assets comprising each of Travel Channel and Antenna Audio, and (b) the distribution by the Company to Holdco of all outstanding Equity Interests in SplitCo, in each case, pursuant to that certain letter of intent dated 28 March 2007 among the Company and its Significant Shareholders (as defined in the Existing Credit Facility)
“Existing Credit Facility” means the credit facility dated 15 June 2004 between, among others, the Company as Borrower and Bank of America, N.A. as administrative agent for the lenders as amended by an amendment agreement dated 31 October 2005 and a further amendment agreement dated 23 February 2006 and as otherwise amended, restated, novated, waived or modified from time to time.
“Event of Default” has the meaning specified in Clause 22 (Events of Default).
“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).
“Film Rights Amortization” means, for any Person, the amortization of payments for the acquisition of film rights and broadcast programming, which payments shall, at all times, be amortized in accordance with GAAP.
“Finance Document” means this Agreement, any Fee Letter, the Syndication Side Letter and any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, the Arranger or a Lender.
“Fraudulent Transfer Law” means any applicable Debtor Relief Laws (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any US state fraudulent transfer or conveyance statute and any related case law.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means:
(t)	in relation to the Company, US GAAP; and

(u)	in relation to the Borrower, English GAAP.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Company and its Subsidiaries for the time being.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Holdco” means the Delaware limited liability company to be organised by the Significant Shareholders (as defined in the Existing Credit Facility) in connection with the Excluded Split-Off transaction.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(v)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(w)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000);

(x)	net obligations of such Person under any Swap Contract;

(y)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(z)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(aa)	Capitalized Leases and Off-Balance Sheet Obligations; and

(bb)	all Guarantees of such Person in respect of any of the foregoing of, or in respect of any obligation payable by, any other Person.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap

Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Information Package” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, is to be prepared in relation to the financing provided pursuant to this Agreement and distributed by the Arranger to selected financial institutions.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. Any Designation of an existing Restricted Subsidiary as an Unrestricted Subsidiary hereunder shall be deemed to be an Investment in such Unrestricted Subsidiary by the Borrower and any Restricted Subsidiary holding Equity Interests or Indebtedness of such Unrestricted Subsidiary or which has guaranteed any such Indebtedness.
“IRS” means the United States Internal Revenue Service.
“Joint-Venture Partner” means, with respect to a Restricted Subsidiary of the Company which is not a wholly-owned Subsidiary of the Company, each Person which owns an Equity Interest in such Restricted Subsidiary other than the Company or another Restricted Subsidiary.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law including, without limitation, all Environmental Laws.
“Legal Opinion Provisions” means Clauses 19.1 (Existence, Qualification and Power; Compliance with Laws), 19.2 (Authorization; No Contravention), 19.3 (Governmental Authorization; Other Consents), 19.4 (Binding Effect) and 19.14(b) (Margin Regulations; Investment Company Act).
“Lender” means:

(cc)	any Original Lender; and

(dd)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:
(ee)	the applicable Screen Rate; or

(ff)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“LMA” means the Loan Market Association.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means:
(gg)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction); or

(hh)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50% of all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), or condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of an Obligor to perform its obligations under any Finance Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against an Obligor of any Finance Document to which it is a party.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(ii)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(jj)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, for any period, for any Person, the net income of such Person for that period, determined in accordance with GAAP.
“Note Purchase Agreements” means (a) the Note Purchase Agreement, dated as of December 1, 2005, among the Company and the purchasers signatory thereto, entered into in connection with the issuance of $480,000,000 principal amount of Senior Unsecured Notes of the Company, consisting of $390,000,000 of 6.01% Series A Senior Unsecured Notes due December 1, 2015, and $90,000,000 of Floating Rate Series B Senior Unsecured Notes due December 1, 2012, (b) the Amended and Restated Note Purchase Agreement, dated as of November 4, 2005, (originally dated as of September 30, 2002) among the Company and the purchasers signatory thereto, entered into in connection with the issuance of $290,000,000 principal amount of Senior Unsecured Notes of the Company, consisting of $55,000,000 of 7.45% Series A Senior Unsecured Notes due September 30, 2009, and $235,000,000 of 8.13% Series B Senior Unsecured Notes due September 30, 2012, and (c) the Amended and Restated Note Purchase Agreement, dated as of November 4, 2005, (originally dated as of March 9, 2001) among the Company and the purchasers signatory thereto, entered into in connection with the issuance of $700,000,000 of Senior Unsecured Notes of the Company, consisting of $300,000,000 of 7.81% Series A Senior Unsecured Notes due March 9, 2006, and $180,000,000 of 8.06% Series B Senior Unsecured Notes due March 9, 2008, and $220,000,000 of 8.37% Series C Senior Unsecured Notes due March 9, 2011.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Obligors arising under any Finance Document (including, any Swap Contract entered into after the date of this Agreement to which a Swap Bank is a party) or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against an Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means the Borrower or the Company.
“Off-Balance Sheet Obligation” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction where such Person has retained the tax benefits of the equipment subject to the applicable lease and which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction involving a lease of the type described in clause (b) above; or (d) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP.
“Operating Cash Flow” means, for any period, for any Person, the sum of (a) the Net Income of such Person, plus (b) interest expense, depreciation, amortization (other than Film Rights Amortization), provision for income tax and other non-cash expenses deducted in determining such Net Income of such Person, in each case, determined in accordance with GAAP. By way of example only, as of the date of this Agreement “other non-cash expenses” includes (i) expenses recorded for long term incentive plans, (ii) amortization expense for launch and representation rights, (iii) expenses to record minority interests in consolidated results, (iv) equity gain or loss of other unconsolidated ventures, and (v) unrealized gain or loss on mark-to-market calculations for derivative financial instruments. For the avoidance of doubt, “Operating Cash Flow”, as defined herein, does not mean “operating income”, as defined in accordance with GAAP.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Participant” means a Person to who participations in all or any portion of a Lender’s rights and/or obligations (including all or a portion of its Commitment and/or the Loans owing to it) under this Agreement are sold.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(kk)	(if the currency is sterling) the first day of that period;

(ll)	(if the currency is euro) two TARGET Days before the first day of that period; or

(mm)	(for any other currency) two Business Days before the first day of that period,

(nn)	unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means in relation to LIBOR, EURIBOR and Mandatory Cost the principal London office of The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.
“Reference Period” has the meaning specified in Clause 1.4(c) (Accounting Terms).
“Relevant Interbank Market” means the European interbank market.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) and any other Finance Document, or which are contained in any document furnished at any time under or in connection herewith or therewith (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) except that the representations and warranties contained in Clauses 19.5(a) (Financial Statements; No Material Adverse Effect) and 19.5(b) (Financial Statements; No Material Adverse Effect) shall be deemed to refer to the most recent statements furnished pursuant to Clauses 20.1(a) (Financial Statements) and 20.1(b) (Financial Statements).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Responsible Officer” means the chief executive officer, president, chief financial officer, senior executive vice president, executive vice president, senior vice president, director, treasurer, assistant treasurer or equivalent of the relevant company. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the relevant company.
“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary, provided that the Borrower shall always be a Restricted Subsidiary.
“Rollover Loan” means one or more Loans:
(oo)	made or to be made on the same day that one or more maturing Loan is or are due to be repaid;

(pp)	the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(qq)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(rr)	made or to be made to the Borrower for the purpose of refinancing the maturing Loan(s).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Significant Shareholders” means Cox Communications Holdings, Inc., Advance/Newhouse Programming Partnership and LMC Discovery, Inc. (or one or more corporations or other entities of which 80% or more of the outstanding Equity Interests of all classes is owned directly or indirectly by any such Person or by Liberty Media Corporation).
“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).
“SplitCo” means the Delaware corporation or limited liability company to be organised by the Company in order to consummate the Excluded Split-Off.
“Sterling” means the lawful currency of United Kingdom at the date of this Agreement.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and shall also include such entities not less than 50% of the Equity Interests of which are owned by such Person but which are not so Controlled by such Person but which are nonetheless indicated on the audited financial statements of such Person as a consolidated entity of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swap Bank” means any Lender or Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of this Agreement.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Side Letter” means the letter dated on or about the date of this Agreement between the Arranger and the Company relating to, amongst other things, syndication of the Facility.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“Target Business” has the meaning specified in Clause 21.6 (Change in Nature of Business).
“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Taxes Act” means the Income and Corporation Taxes Act 1988 of England and Wales.
“Termination Date” means the date which is 3 years from the date of this Agreement.
“Threshold Amount” means $15,000,000.
“Total Commitments” means the aggregate of the Commitments, being €260,000,000 at 27 April 2006.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(ss)	the proposed Transfer Date specified in the Transfer Certificate; and

(tt)	the date on which the Agent executes the Transfer Certificate.
“Travel Channel” means the assets and business known collectively as the Travel Channel and travelchannel.com, including without limitation, the Equity Interests of the Travel Channel LLC, a Delaware limited liability company and Discovery Ventures, LLC, a Delaware limited liability company.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used by the actuary to that Pension Plan in its most recent valuation of that Pension Plan, determined as of the most recent financial statement reflecting such amounts.
“United States” and “U.S.” means the United States of America.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Unrestricted Subsidiary” means any Subsidiary of the Company organized or acquired after the Closing Date and Designated as an Unrestricted Subsidiary or any Restricted Subsidiary which is Designated as an Unrestricted Subsidiary, in each case, pursuant to Clauses 20.2(f)

(Certificates; Other Information) and 21.9 (Unrestricted Subsidiaries). Each Subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary.
“US GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 of England and Wales and any other tax of a similar nature.
8.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument or Organization Document is a reference to that Finance Document or other agreement or instrument or Organization Document as amended or novated;

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	a provision of law, including any statute or regulation, is a reference to that provision as amended or re-enacted and includes all regulations promulgated and rules issued thereunder and any case law relating to the foregoing; and

(vi)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

8.3	No Third Party Rights

A person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

8.4	Accounting Terms

(a)	All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)	If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Majority Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)	Notwithstanding anything herein to the contrary, any calculation of the Consolidated Interest Coverage Ratio or the Consolidated Leverage Ratio for any Reference Period during which a Business Acquisition, Business Disposition, any Designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any Designation of a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, other than any Excluded Transactions) shall have occurred (or shall be deemed to have occurred for purposes described in sub-paragraph (iii) below shall be made on a Pro Forma Basis for purposes of making the following determinations:
(i)	determining the applicable pricing level under the definition of “Applicable Rate”;

(ii)	determining compliance with Clause 21.10 (Consolidated Leverage Ratio; Consolidated Interest Coverage Ratio) (other than for purposes of determining whether the conditions precedent for a proposed transaction have been satisfied as contemplated by sub-paragraph (iii) below); and

(iii)	determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default (including, without limitation, no Default under Clause 21.10 (Consolidated Leverage Ratio; Consolidated Interest Coverage Ratio)) would result from the consummation thereof or shall have occurred after giving effect thereto, including, without limitation, any Investment by the Borrower or a Restricted Subsidiary which results in a Business Acquisition or a Business Disposition, the Designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the Designation of a Restricted Subsidiary as an Unrestricted Subsidiary.
For these purposes, the following terms shall have the meanings set forth below:

“Business Acquisition” by any Person means the purchase or acquisition in a single transaction or a series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person which are sufficient to permit such Person and its Affiliates to Control such other Person or (b) all or any substantial portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business) of another Person, whether or not involving a merger or consolidation with such other Person.
“Business Disposition” by any person means the Disposition in a single transaction or series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person sufficient to permit such Person and its Affiliates to Dispose of Control of such other Person or (b) all or any substantial portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business (including cash)) of another Person, whether or not involving a merger or consolidation.
“Excluded Transaction” means, for any Reference Period, (a) any Business Acquisition by the Company and its Restricted Subsidiaries since the first date of such Reference Period for which the aggregate consideration (including assumed Indebtedness) paid by the Company and its Restricted Subsidiaries does not exceed US$50,000,000; provided, however, that no such Business Acquisition shall be deemed to be an Excluded Transaction if the aggregate consideration (including assumed Indebtedness) paid by the Company and its Restricted Subsidiaries in such Business Acquisition, together with the aggregate consideration (including assumed Indebtedness) paid by the Company and its Restricted Subsidiaries in all other Business Acquisitions since the first day of such Reference Period which have been treated as Excluded Transactions, would exceed US$150,000,000; and provided, further, that no proposed Business Acquisition shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent for such proposed transaction have been satisfied pursuant to this sub-paragraph (iii), and (b) any Business Disposition by the Company and its Restricted Subsidiaries since the first day of such Reference Period for which the aggregate fair market value of the cash and other property Disposed of by the Company and its Restricted Subsidiaries does not exceed US$50,000,000; provided, however, that no such Business Disposition shall be deemed to be an Excluded Transaction if the aggregate fair market value of the cash and other the property Disposed of by the Company and its Restricted Subsidiaries in such Business Disposition, together with the aggregate fair market value of the cash and other property Disposed of by the Company and its Restricted Subsidiaries in all other Business Dispositions since the first day of such Reference Period which have been treated as Excluded Transactions would exceed US$150,000,000; provided, further, that no proposed Business Disposition shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent for such proposed transaction have been satisfied pursuant to this sub-paragraph (iii).
“Pro Forma Basis” means, for purposes of calculating any financial ratio or financial amount for any Reference Period for any of the purposes specified in this Clause 1.4(c), and with respect to any proposed Business Acquisition, any proposed Business Disposition, any proposed Designation of an Unrestricted Subsidiary as a Restricted Subsidiary and any proposed

Designation of a Restricted Subsidiary as an Unrestricted Subsidiary and each such transaction actually consummated in such Reference Period (in each case, other than any Excluded Transactions), that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions: (a) each such transaction shall be deemed to have occurred on the first day of such Reference Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Reference Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Reference Period (or any Indebtedness of an Unrestricted Subsidiary which is outstanding on the date such Subsidiary is Designated as a Restricted Subsidiary will be assumed to have been outstanding on the first day of such Reference Period); (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred or outstanding on the first day of such Reference Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Reference Period which Indebtedness was or is to be repaid or refinanced with proceeds of a transaction which is assumed to have occurred as of the first day of such Reference Period pursuant to (a) or (b) above, and gross interest expense with respect to any Indebtedness of a Restricted Subsidiary which is outstanding on the date such Subsidiary is Designated as an Unrestricted Subsidiary, will be excluded from such calculations (and to the extent not already excluded pursuant to (a) or (b) above, the principal amount of such Indebtedness shall also be excluded).
“Reference Period” means (a) for purposes of calculating compliance with any financial covenant or test on any date on which a Compliance Certificate is required to be delivered hereunder, the four consecutive fiscal quarters most recently ended prior to such date and (b) for purposes of determining whether the conditions precedent have been satisfied for a proposed transaction, the four consecutive fiscal quarters most recently ended prior to date of such proposed transaction for which annual or quarterly financial statements and a Compliance Certificate shall have been delivered in accordance with the provisions hereof.

SECTION 2
THE FACILITY
9.	THE FACILITY

9.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

9.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

10.	PURPOSE

10.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for its general corporate purposes, including, for the avoidance of doubt and without limitation, acquisitions.

10.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

11.	CONDITIONS OF UTILISATION

11.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

11.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are not incorrect or misleading when made or deemed to be made.

11.3	Amendment and Restatement

(a)	Upon the execution and delivery by the Parties hereto of this Agreement and the satisfaction of conditions set forth in paragraph (b) of this Clause 4.3:
(i)	this Agreement shall be deemed to amend, restate and supersede the Original Facility Agreement, except that the grants of Liens and Guarantees under and pursuant to the Finance Documents shall continue and each other Finance Document shall continue in full force and effect in accordance with its terms and the Parties hereto hereby ratify and confirm the terms thereof as being in full force and effect;

(ii)	all Loans or other amounts outstanding under the Original Facility Agreement and the other Finance Documents shall continue to be outstanding and shall be governed in all respects by this Agreement and the other Finance Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Loans or other amounts outstanding under the Original Facility Agreement or any other Finance Document, nor does it operate as a waiver of any right, power or remedy of any Lender under any Finance Document; and

(iii)	all references to the Original Facility Agreement in any Finance Document or other documents or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
(b)	Notwithstanding any other terms of this Agreement, the Borrower may not deliver a Utilisation Request, unless the Agent has received the following documents and other evidence referred to in Schedule 2 (Conditions Precedent) 1 (a) (or a certificate of an authorised signatory of the Borrower certifying that the constitutional documents previously delivered to the Agent on 2 March 2006 have not been amended and remain in full force and effect), 1 (b), 1 (c), 1 (d), 1 (e), 1(f) 1 (g), 2 (a) (i) (or a certificate of an authorised signatory of the Company certifying that the constitutional documents previously delivered to the Agent on 2 March 2006 have not been amended and remain in full force and effect), 2 (a) (ii), 2 (b), 2 (b) (i), 2 (b) (ii), 2 (b) (iii), 2 (c), 2 (d), 2 (e), 2 (f), 2(g), 3 and 4, in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

11.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Sterling, euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.
(b)	If by the Specified Time the Agent has received a written request from the Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Borrower by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
11.5	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 15 Loans would be outstanding.

(b)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, Loans denominated in more than 3 currencies would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION
12.	UTILISATION
12.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

12.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of the euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.

12.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	If the currency selected is the Base Currency, a minimum of €5,000,000 or, if less, the Available Facility; or

(ii)	If the currency selected is Sterling, a minimum of £4,000,000 or, if less, the Available Facility: or

(iii)	If the currency selected is an Optional Currency other than Sterling, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility:
and, if (i) to (ii) are complied with in increments above €5,000,000 of €1,000,000 (or its equivalent).
12.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.
13.	OPTIONAL CURRENCIES

13.1	Selection of currency

The Borrower shall select the currency of a Loan in the Utilisation Request.

13.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:
(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
13.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
14.	REPAYMENT

Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

15.	PREPAYMENT AND CANCELLATION

15.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
15.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of the Available Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably.

15.3	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €5,000,000 (or the equivalent in any other currency or currencies).

15.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in each Loan.

15.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
16.	INTEREST

16.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Applicable Margin;

(b)	EURIBOR or, in relation to any Loan in Sterling or any other Optional Currency, LIBOR; and

(c)	Mandatory Cost, if any
16.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

16.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

16.5	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Finance Document, the interest paid or agreed to be paid under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

17.	INTEREST PERIODS

17.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

17.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

18.	CHANGES TO THE CALCULATION OF INTEREST

18.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Applicable Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.
18.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

18.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19.	FEES

19.1	Facility fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the Applicable Rate as set out in the column titled “Facility Fee” of the table referenced in the definition of Applicable Rate on that Lender’s Commitment for the Availability Period, regardless of usage.

(b)	The accrued facility fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

19.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

19.3	Up Front Fees

The Borrower shall pay to the Lenders up front fees in the amount and at the times agreed in a Fee Letter.

19.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
20.	TAX GROSS UP AND INDEMNITIES

20.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)	a Lender:
1.	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

2.	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;
(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender; or
(ii)	a building society (as defined for the purpose of section 477A of the Taxes Act).

“Tax Confirmation” means a written confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(iii)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(iv)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or
(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(v)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(vi)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(vii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(viii)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain exemption from United Kingdom taxation on interest.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

20.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it to any Finance Party hereunder without any Tax Deduction, unless such Obligor is required by law to make such payment subject to a Tax Deduction.

(b)	The relevant Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)	the Board of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the relevant Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (h)(i) and (h)(iii) (but not, for the avoidance of doubt, (h)(ii)) below.
(e)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United States from a payment hereunder, if on the date on which the payment falls due the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h)(ii) or (h)(iii) below.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)
(i)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled, shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)	In the event the Company is required to make any payment hereunder, each Lender that is legally entitled to do so shall promptly deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) from time to time upon the request of the Obligor or the Agent, whichever of the following is applicable:
(A)	duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)	duly completed copies of Internal Revenue Service Form W-8ECI (or successor form);

(C)	in the case of a Lender that is able to claim the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 per cent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form); or

(D)	any other form or successor form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
(iii)	Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, at the reasonable request of the relevant Obligor, the Lender shall use reasonable endeavours to (i) complete and provide to that Obligor all forms, documentation or certifications, as the case may be, identified by that Obligor and required to establish the legal entitlement of the Lender to receive that payment without a Tax Deduction, or if the Lender is not entitled to receive such payment without a Tax Deduction but is entitled to receive that payment subject to a Tax Deduction at a reduced rate, such forms that are required to establish the legal entitlement of the Lender to receive such payments subject to a Tax Deduction at that reduced rate and (ii) provide to that Obligor, on its reasonable request, further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously provided by it to the Obligor.
(i)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.
(j)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

20.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party, acting reasonably, determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

20.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in no worse after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

20.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all

VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
21.	INCREASED COSTS

21.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

21.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

21.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

22.	OTHER INDEMNITIES

22.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)	any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by an Obligor or any of its Subsidiaries, or any Environmental Liability related in any way to an Obligor or any of its Subsidiaries, or

(f)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor, and regardless of whether any Finance Party is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Finance Party;

provided that (e) and (f) shall not, as to any Finance Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or wilful misconduct of such Finance Party or (y) result from a claim brought by an Obligor against a Finance Party for breach in bad faith of such Finance Party’s obligations hereunder or under any other Finance Document, if the Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

22.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.9 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
23.	MITIGATION BY THE LENDERS

23.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.	COSTS AND EXPENSES

24.1	Transaction expenses

The Borrower shall promptly on demand pay (or procure such payment to) the Agent and the Arranger the amount of all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred by any of them in connection with the negotiation, preparation, printing and execution and syndication of this Agreement and any other Finance Documents executed after the date of this Agreement.

24.2	Amendment costs

If (a) an Obligor requests a joinder agreement, an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

24.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE
25.	GUARANTEE AND INDEMNITY

25.1	Guarantee and indemnity

The Company irrevocably and unconditionally:
(a)	guarantees as primary obligor and not merely as surety to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
25.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitment and this guarantee constitutes a guarantee of payment and not of collection.

25.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
25.4	Waiver of defences

The obligations of the Company under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, restatement (however fundamental) or replacement of a Finance Document or any other document or security, including any increase in, extension of or change (including any increase in applicable interest rates) to any facility made available under that Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
25.5	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause 18.
25.7	Deferral of Company’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (acting on instructions from the Majority Lenders) otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
25.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.9	Limitations

(a)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, the maximum liability of the Company under Clause 18.1 (Guarantee and indemnity) shall in no event exceed an amount equal to the greatest amount that would not render the Company’s obligations hereunder and under the other Finance Documents subject to avoidance under Debtor Relief Laws or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect (i) to all other liabilities of the Company, contingent or otherwise, that are relevant under Debtor Relief Laws or such Fraudulent Transfer Law (specifically excluding, however, any liabilities of the Company in respect of intercompany Indebtedness, if any, to any Borrower to the extent that such intercompany Indebtedness, if any, would be discharged in an amount equal to the amount paid by the Company hereunder) and (ii) to the value as assets of the Company (as determined under the applicable provisions of Debtor Relief Laws or such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the Company pursuant to (A) applicable law or (B) any other contractual obligations providing for an equitable allocation among the Company and other Subsidiaries or Affiliates of the Borrower of obligations arising under Clause 18.1 (Guarantee and indemnity) or other guaranties of the obligations by such parties under the Finance Documents.

(b)	Each Finance Party agrees that the Company’s liability under this Clause 18 is limited so that no obligation of, or transfer by, it under this Clause 18 is subject to avoidance and turnover under any applicable bankruptcy or Fraudulent Transfer Law.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
26.	REPRESENTATIONS

Each Obligor (but in the case of the Borrower, in relation to itself only) makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

26.1	Existence, Qualification and Power; Compliance with Laws

It and each Restricted Subsidiary of the Company (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) in the case of each Obligor, execute, deliver and perform its obligations under the Finance Documents, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsection (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

26.2	Authorization; No Contravention

The execution, delivery and performance by each Obligor of each Finance Document to which an Obligor is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of an Obligor’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which an Obligor is a party or affecting an Obligor’s or an Obligor’s properties or any of the Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which an Obligor or its property is subject; or (c) violate any Law to which an Obligor or its property is subject. Each Obligor and each Restricted Subsidiary is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

26.3	Governmental Authorization; Other Consents

Except to the extent the same have been obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Obligors of this Agreement or any other Finance Document.

26.4	Binding Effect

This Agreement has been, and each other Finance Document to which an Obligor is a party, when delivered hereunder, will have been, duly executed and delivered by the relevant Obligor. This Agreement constitutes, and each other Finance Document to which an Obligor is party when so delivered will constitute, a legal, valid and binding obligation of that Obligor, enforceable against that Obligor in accordance with its terms.

26.5	Financial Statements; No Material Adverse Effect

(a)	The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of, the Company and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)	The unaudited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2005 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Part I of Schedule 8 (Supplement to Interim Financial Statements) sets forth all material indebtedness and other material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)	The unaudited financial statements of the Borrower dated September 30, 2005, and the related statements of income or operations, shareholders’ equity and cash flows for the financial quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Part II of Schedule 8 (Supplement to Interim Financial Statements) sets forth all material indebtedness and other material liabilities, direct or contingent, of the Borrower as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(d)	Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)	The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries and the consolidating forecasted balance sheet and statements of income and cash flows of each Unrestricted Subsidiary delivered pursuant to Clause 20.1(c) (Financial Statements) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its goals for its future financial performance.

26.6	Litigation

There are no (a) actions, suits, proceedings, investigations, litigations, claims, disputes or proceedings pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, or (b) orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any Governmental Authority, by or against the Company or any of the Restricted Subsidiaries or against any of their respective properties or revenues that (i) purport to affect, pertain to, or enjoin or restrain the execution, delivery or performance of, this Agreement or any other Finance Document, or any of the transactions contemplated hereby or thereby, (ii) in the case of any such proceedings which are reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or (iii) purport to affect the legality, validity or enforceability of the Finance Documents or the consummation of the transactions contemplated hereby or thereby.

26.7	No Default

Neither the Company nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Finance Document.

26.8	Ownership of Property; Liens

Each of the Company and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Clause 21.1 (Liens).

26.9	Environmental Compliance

The Company has reasonably concluded that the effect of existing Environmental Laws and any claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Company and its Restricted Subsidiaries could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

26.10	Insurance

The Company and its Restricted Subsidiaries maintain with financially sound and reputable insurance companies which are not Affiliates of the Company, insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses and owning similar properties in localities where the Company or its applicable Restricted Subsidiary operates of such types and in such amounts (after giving effect to any self-insurance compatible with such standards), with such deductibles and covering such risks as are customarily carried under similar circumstances by such Persons.

26.11	Taxes

The Company and its Restricted Subsidiaries have timely filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable whether or not shown on any tax return, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted or (b) in respect of which an extension therefore has been filed on a timely basis and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

26.12	ERISA Compliance

(a)	Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, except for any such contributions which individually or in the aggregate do not exceed the Threshold Amount, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)	There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

26.13	Equity Interests

As of the Closing Date and as of the date of delivery of each supplement to Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) pursuant to Clause 20.2(f) (Certificates; Other Information) or Clause 20.2(g) (Certificates; Other Information), the Company and each Restricted Subsidiary has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 9 (Subsidiaries, Other Equity Investments and

Equity Interests in the Company), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and (with respect to such Equity Interests in Domestic Subsidiaries) nonassessable and are owned by the Company or the applicable Restricted Subsidiary in the amounts specified on Part (a) of Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) free and clear of all Liens. As of the Closing Date and as of the date of delivery of each supplement to Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) pursuant to Clause 20.2(f) (Certificates; Other Information) or Clause 20.2(g) (Certificates; Other Information), (i) the Company and each Restricted Subsidiary has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) and (ii) all of the outstanding Equity Interests in the Company have been validly issued, are fully paid and nonassessable and are owned by each Significant Shareholder in the amounts specified on Part (c) of Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company).
26.14	Margin Regulations; Investment Company Act

(a)	The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Company only or of the Company and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Clause 21.1 (Liens) or Clause 21.5 (Dispositions) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Clause 22.5 (Cross-Default) will be margin stock.

(b)	Neither the Company nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

26.15	Disclosure

No report, financial statement, certificate or other written information furnished by or on behalf of an Obligor to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Finance Documents or delivered hereunder or under any other Finance Document, including the Information Package, (in each case, as modified or supplemented by other information so furnished) contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the same were so provided; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

26.16	Compliance with Laws

Each of the Company and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

26.17	Intellectual Property; Licenses, Etc

The Company and the Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for any such conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other Person, except for any such infringement which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

26.18	Note Purchase Agreements

The financial covenants under the Note Purchase Agreements are no more onerous on the Company than are the covenants provided in Clause 21.10 (Consolidated Leverage Ratio; Consolidated Interest Coverage Ratio) hereunder.

26.19	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

27.	AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied the Company shall, and shall (except in the case of the covenants set forth in Clauses 20.1 (Financial Statements), 20.2 (Certificates; Other Information) and 20.3 (Notices)) cause each Restricted Subsidiary to:

27.1	Financial Statements

Deliver to the Agent and each Lender, in form and detail reasonably satisfactory to the Agent:
(a)	as soon as available, but in any event within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2005), a consolidated balance sheet of the Company and its Subsidiaries and a consolidating balance sheet of each Unrestricted Subsidiary as at the end of such fiscal year, and the related consolidated (and in the case of each Unrestricted Subsidiary, consolidating) statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated balance sheet and statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;
(b)	as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended March 31, 2006), a consolidated balance sheet of the Company and its Subsidiaries and consolidating balance sheet of each Unrestricted Subsidiary as at the end of such fiscal quarter, and the related consolidated (and, in the case of each Unrestricted Subsidiary consolidating) statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s (or Unrestricted Subsidiary’s, as applicable), fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and such consolidated balance sheet and statements to be certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Company to the effect that such balance sheet and statements are fairly stated in all material respects when considered in relation to the consolidated balance sheet and financial statements of the Company and its Subsidiaries; and

(c)	as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2005), forecasts prepared by management of the Company, in form reasonably satisfactory to the Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries and consolidating statements of income of each Unrestricted Subsidiary for the immediately following fiscal year (including the fiscal year in which the Termination Date occurs).

(d)	as soon as available, but in any event within 180 days after the end of each financial year of the Borrower (commencing with the financial year ended December 31, 2005), a balance sheet of the Borrower as at the end of such financial year, and the related statements of income or operations and cash flows for such financial year setting forth in each case in comparative form the figures for the previous financial year, all in reasonable detail and prepared in accordance with GAAP, such balance sheet and statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such balance sheet and statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Borrower; and

(e)	as soon as available, but in any event within 45 days after the end of each of the first half of each financial year of the Borrower (commencing with the financial half year ended June 30, 2006), a balance sheet of the Borrower as at the end of such half year, and the related statements of income or operations, shareholders’ equity and cash flows for such financial half year and for the portion of the Borrower’s, financial year then ended, setting forth in each case in comparative form the figures for the corresponding half year of the previous financial year and the corresponding portion of the previous financial year, all in reasonable detail and such consolidated balance sheet and statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such balance sheet and statements to be certified by a Responsible Officer of the Borrower to the effect that such balance sheet and statements are fairly stated in all material respects when considered in relation to the consolidated balance sheet and financial statements of the Borrower.
As to any information contained in materials furnished pursuant to Clause 20.2(d) (Certificates; Other Information), the Company shall not be separately required to furnish such information under clause (a), (b), (d) or (e) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

27.2	Certificates; Other Information

Deliver to the Agent and each Lender, in form and detail reasonably satisfactory to the Agent:
(a)	concurrently with the delivery of the financial statements referred to in Clauses 20.1(a) (Financial Statements), 20.1(b) (Financial Statements), 20.1(d) (Financial Statements) and 20.1(e) (Financial Statements) and the related Compliance Certificate pursuant to subsection (b) of this Clause 20.2 (Certificates; Other Information), if the calculation of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio for the Reference Period in such Compliance Certificate includes the pro forma results of a Business Acquisition as contemplated by Clause 1.4 (Accounting Terms), a certificate of a Responsible Officer briefly describing such Business Acquisition and demonstrating in reasonable detail the manner in which the results of the business acquired in such Business Acquisition have been included in such calculations;

(b)	concurrently with the delivery of the financial statements referred to in Clauses 20.1(a) (Financial Statements), 20.1(b) (Financial Statements), 20.1(d) (Financial Statements) and 20.1(e) (Financial Statements) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2006), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(c)	promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) or shareholders of an Obligor by independent accountants in connection with the accounts or books of the Company or any Restricted Subsidiary, or any audit of any of them;

(d)	promptly after the same are available, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Clauses 20.1(a) (Financial Statements), 20.1(b) (Financial Statements), 20.1(d) (Financial Statements) and 20.1(e) (Financial Statements) and (ii) copies of each annual report, proxy or financial statement sent to the stockholders of an Obligor, and copies of all annual, regular, periodic and special reports and registration statements which an Obligor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or the Borrower may file or be required to file with Companies House of England & Wales and not otherwise required to be delivered to the Agent pursuant hereto; and

(e)	promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Company or any Restricted Subsidiary thereof pursuant to the terms of the Note Purchase Agreements or any other note purchase agreement, indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to 20.1 (Financial Statements) or any other clause of this Clause 20.2 (Certificates; Other Information);

(f)	promptly, and in any event (i) within five (5) Business Days after the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, a certificate of a Responsible Officer of the Company certifying (A) the name and jurisdiction of organization and incorporation of such Subsidiary, (B) a Designation of any such Restricted Subsidiary as an Unrestricted Subsidiary or of any such Unrestricted Subsidiary as a Restricted Subsidiary, and (C) that no Default has occurred and is continuing or has resulted by reason of such Designation, including, pursuant to Clauses 21.2 (Investments) and 21.9 (Unrestricted Subsidiaries), together with a schedule demonstrating in reasonable detail the calculations used to determine compliance with such Clauses, and (ii) within 30 days after the organization, incorporation or acquisition of any Subsidiary by the Company or any Restricted Subsidiary, a certificate of a Responsible Officer of the Company certifying as to (A) the name, jurisdiction of organization and incorporation and brief description of the business or proposed business of such Subsidiary, (B) if such Subsidiary is to be an Unrestricted Subsidiary, a Designation to that effect, (C) that, no Default has occurred and is continuing or has resulted by reason of such Designation, including, pursuant to Clauses 21.1 (Investments) and 21.9 (Unrestricted Subsidiaries), together with a schedule demonstrating in reasonable detail the calculations used to determine compliance with such Clauses, and (D) attaching a supplement to Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) reflecting the addition of such

Subsidiary (and any other information contemplated by Clause 19.13 (Equity Interests) not already reflected in said Schedule, as so previously supplemented);

(g)	promptly, and in any event not later than the date of delivery of the financial statements referred to in Clause 20.1(a) (Financial Statements), a supplement to Schedule 9 (Subsidiaries, Other Equity Investments and Equity Interests in the Company) setting forth any information contemplated by Clause 19.13 (Equity Interests) not already reflected in said Schedule, as so previously supplemented; and

(h)	promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Finance Documents, as the Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Clauses 20.1(a) (Financial Statements), 20.1(b) (Financial Statements), 20.1(d) (Financial Statements), 20.1(e) (Financial Statements) or 20.2(b) (Certificates; Other Information) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the relevant Obligor posts such documents, or provides a link thereto on the relevant Obligor’s website on the Internet at its website address; or (ii) on which such documents are posted on the relevant Obligor’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the relevant Obligor shall deliver paper copies of such documents to the Agent or any Lender that requests the relevant Obligor to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the relevant Obligor shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Clause 19.2(b) (Certificates; Other Information) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents (except for such Compliance Certificate) referred to above, and in any event shall have no responsibility to monitor compliance by the Obligors with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Obligors hereby acknowledge that (a) the Agent and the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Obligors hereunder (collectively, “Obligors’ Materials”) by posting the Obligors’ Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Obligors or their securities) (each a “Public Lender”). The Obligors hereby agree that so long as the Company or its indirect shareholder, Discovery Holding Company, is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) all Obligors’ Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Obligors’ Materials “PUBLIC”, the Obligors shall be deemed to have authorized the Agent, the Arrangers, and the Lenders to treat such Obligors’ Materials as not containing any material non-public information with respect to the Obligors or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Obligors’ Materials constitute Information, they shall be treated as set forth in Clause 24.7 (Disclosure of Information); (iii) all Obligors’ Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Agent and the Arrangers shall be entitled to treat any Obligors’ Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing the Obligors shall be under no obligation to mark any Obligors’ Material “PUBLIC”.

27.3	Notices

Promptly notify the Agent and each Lender:
(a)	of the occurrence of any Default;

(b)	of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any action, dispute, litigation, investigation or proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Company or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c)	of the occurrence of any ERISA Event;

(d)	of any material change in accounting policies or financial reporting practices by the Company or any Restricted Subsidiary; and

(e)	of any Control Event not later than five Business Days after any Responsible Officer of the Company shall have obtained knowledge thereof.
Each notice pursuant to this Clause 20.3 (Notices) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Clause 20.3(a) (Notices) shall describe with particularity any and all provisions of this Agreement and any other Finance Document that have been breached. Notices under Clause 20.3(e) (Notices) are subject to Clause 24.7 (Disclosure of Information).
27.4	Payment of Obligations

Pay and discharge as the same shall become due and payable in accordance with its customary practices (a) all tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary, (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property (other than any Lien permitted under Clause 21.1 (Liens)), (c) all its Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) all its other obligations and liabilities; provided, however, that the Company and its Restricted Subsidiaries may contest any such other obligation or liability in good faith by appropriate proceedings diligently conducted and for which the Company and the Applicable Subsidiary are maintaining an adequate reserve in accordance with GAAP and, without duplication, a cash deposit or credit availability reserve during the pendency of such contest by maintaining (i) a deposit of cash or Cash Equivalents in the amount of such contested obligation or liability in a separate deposit account or securities account of the Company or the applicable Restricted Subsidiary which is maintained for such purpose and is not subject to any Lien, (ii) undrawn availability hereunder or the Existing Credit Facility such that on any day during the pendency of such contest on a pro forma basis the Borrower may make a borrowing under this Facility or the Existing Credit Facility in the amount of such contested obligation or liability and no Default would result or (C) any combination of such a deposit and such undrawn availability in an aggregate amount equal to the amount of such contested obligation or liability.

27.5	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Clause 21.4 (Fundamental Changes) or Clause 21.5(c) (Dispositions); (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case which are necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

27.6	Maintenance of Properties

(a)	Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and

(b)	make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

27.7	Maintenance of Insurance

Maintain with financially sound and reputable insurance companies which are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates, of such types and in such amounts (after giving effect to any self-insurance compatible with such standards) with such deductions and covering such risks, as are customarily carried under similar circumstances by such other Persons.

27.8	Compliance with Laws

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

27.9	Books and Records

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be; and (b) maintain books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

27.10	Inspection Rights

Permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, at any meetings which may be scheduled for that purpose by the Agent (at the request of any Lender) not more than once in any calendar quarter; provided, that the Agent should give all Lenders and the Company not less than five (5) Business Days’ advance notice of any such requested meeting; and provided, further, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing (without the necessity of scheduling a meeting for that purpose) at the expense of the Company at any time during normal business hours on not less than one (1) Business Days’ advance written notice.

27.11	“Know your customer” checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	any change in the shareholders of the Company,
obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

28.	NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied the Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

28.1	Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)	Liens pursuant to any Finance Document;

(b)	Liens existing on the date hereof and listed on Schedule 10 (Existing Liens) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Clause 21.3(b) (Indebtedness);

(c)	Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Liens securing judgments for the payment of money not constituting an Event of Default under Clause 22.8 (Judgments) or securing appeal or other surety bonds related to such judgments;

(i)	Liens either (i) securing obligations (other than Indebtedness) under stockholder agreements, joint venture agreements, voting trust agreements and similar agreements between the Company and/or a Restricted Subsidiary, on the one hand, and any other Persons holding Equity Interests in a Subsidiary of the Company or in any other Person in which the Company or such Restricted Subsidiary has an Investment, on the other hand, or (ii) in the nature of the voting, equity transfer, redemptive rights or similar terms under any such agreement or other term (other than Liens securing Indebtedness) customarily found in such agreements, in each case, encumbering the Company’s or such Restricted Subsidiary’s Equity Interests or other Investments in such Subsidiary or other Person;

(j)	Liens securing Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary permitted under Clause 21.3(c) (Indebtedness); provided, however, that no promissory note or instrument evidencing any such Indebtedness shall be subject to any Lien or otherwise pledged in favor of any Person other than the Company or a Restricted Subsidiary;

(k)	Liens securing Indebtedness permitted under Clause 21.3(e) (Indebtedness); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l)	Liens created, incurred, assumed or suffered by the Company or any Restricted Subsidiary on its property to secure its Obligations (as such term is defined in the Existing Credit Facility); and

(m)	Liens securing Indebtedness permitted under Clause 21.3(f) (Indebtedness) and/or Clause 21.3(g) (Indebtedness); provided that such Liens do not encumber property with an aggregate fair market value which, together with the fair market value of the property subject to any Liens described in Clause 21.1(k) (Liens), is in excess of 15% of Consolidated Total Assets.
28.2	Investments

Make any Investments, except:
(a)	Investments held by the Company or a Restricted Subsidiary in Cash Equivalents;

(b)	(i) advances to officers, directors and employees of the Company and Restricted Subsidiaries (A) for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,000,000 at any time outstanding, and (B) pursuant to employee compensation plans and unit appreciation plans of the Company approved by the shareholders of the Company; and (ii) Investments elected by employees of the Company and its Restricted Subsidiaries in respect of obligations of the Company and its Restricted Subsidiaries to such employees under employee benefit plans;

(c)	Investments of the Company in any Restricted Subsidiaries; provided, however, that both immediately before and after giving effect to such Investment no Default shall have occurred and be continuing and Investments of any Restricted Subsidiary in the Company or in another Restricted Subsidiary;

(d)	Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(e)	other Investments; provided, however, that both immediately before and after giving effect to such other Investment no Default shall have occurred and be continuing and; provided, further, that immediately after giving effect to any such other Investment which is in an Unrestricted Subsidiary, including any such Investment in a newly organized or acquired Unrestricted Subsidiary and any Designation of an existing Restricted Subsidiary as an Unrestricted Subsidiary, if on a pro forma basis, as of the last day of the most recent fiscal quarter in respect of which a Compliance Certificate has been delivered pursuant to Clause 20.2(b) (Certificates; Other Information), the combined Operating Cash Flow of all Unrestricted Subsidiaries for the four quarter period then ended is a negative amount, the absolute amount of such negative amount (expressed as a positive amount) shall not exceed 50% of Consolidated Operating Cash Flow for such period.
28.3	Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:
(a)	Indebtedness under the Finance Documents;

(b)	Indebtedness outstanding on the date hereof and listed on Schedule 8 (Existing Indebtedness) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)	(i) Indebtedness (other than Guarantees) of the Company to a Restricted Subsidiary, and Indebtedness (other than Guarantees) of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that at the time such Indebtedness is incurred no Event of Default shall have occurred and be continuing; and (ii) Guarantees by the Company of Indebtedness of a Restricted Subsidiary to a Person (other than a Restricted Subsidiary), and Guarantees by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary to a Person (other than a Restricted Subsidiary); provided that such Indebtedness is either (A) in respect of ordinary course obligations of a Restricted Subsidiary (other than any Indebtedness of the type described in clauses (a) to (f) of the definition thereof), or (B) Indebtedness otherwise permitted under this Clause 21.3 (Indebtedness); and provided, further, that both immediately before and after the incurrence of any such Indebtedness no Default shall have occurred and be continuing;

(d)	obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)	purchase money Indebtedness, including Capitalized Leases or Off-Balance Sheet Obligations; provided, however, (i) the sum of the total aggregate amount of all such Indebtedness at any one time outstanding for the Company and its Restricted Subsidiaries plus the sum of the total outstanding principal amount of all Indebtedness of the types described under Clauses 21.3(f) (Indebtedness) and 21.3(g) (Indebtedness) shall not exceed 15% of Consolidated Total Assets, (ii) such Indebtedness when incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (iii) such Indebtedness is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (iv) such Lien does not at any time encumber any property other than the property financed by such Indebtedness;

(f)	other secured Indebtedness of the Company; provided, however, that, both immediately before and after the incurrence of such Indebtedness, no Default shall have occurred and been continuing; and provided, further, that the total outstanding principal amount of such Indebtedness, plus the total outstanding principal amount of all Indebtedness of the types described under Clauses 21.3(e) (Indebtedness) and 21.3(g) (Indebtedness) shall not exceed 15% of Consolidated Total Assets;

(g)	other secured and unsecured Indebtedness of Restricted Subsidiaries; provided, however, that both immediately before and after the incurrence of any such Indebtedness no Default shall have occurred and been continuing; and provided, further, that the sum of the total outstanding principal amount such Indebtedness plus the total outstanding principal amount of all Indebtedness of the types described under Clauses 21.3(e) (Indebtedness) and 21.3(f) (Indebtedness) shall not exceed 15% of Consolidated Total Assets;

(h)	Guarantees granted or otherwise entered into by any Restricted Subsidiary of the Obligations (as such term is defined in the Existing Credit Facility) of the Company or any Restricted Subsidiary; and

(i)	additional unsecured Indebtedness of the Company; provided, however, that both immediately before and after the incurrence of any such Indebtedness no Default shall have occurred and be continuing.
28.4	Fundamental Changes

Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except that, so long as no Default exists or would result therefrom:
(a)	the Company may:
(i)	merge with any other Person; provided that the Company shall be the continuing or surviving Person; and

(ii)	become a limited liability company, either by (A) merging with and into a Delaware limited liability company or (B) by the process of conversion under Delaware law; provided, however, that the surviving or resulting limited liability company shall expressly assume or ratify, as the case may be, the due and punctual performance of all obligations of the Company under this Agreement and the other Finance Documents and shall deliver to the Agent an opinion of nationally recognized counsel addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent, to the effect that (1) such written assumption or ratification, as the case may be, has been duly authorized, executed and delivered by such surviving or resulting limited liability company and constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms and (2) in the case of any such conversion, the converting corporation is not required to wind up its affairs or pay its liabilities and distribute its assets, such conversion shall not constitute a dissolution of such corporation, and for all purposes of Delaware law, the resulting limited liability company shall be deemed to be the same entity as such corporation; and
(b)	any Restricted Subsidiary (for these purposes, the “Subject Restricted Subsidiary”) may merge, liquidate, consolidate with or into:
(i)	the Company; provided that the Company shall be the continuing or surviving Person,

(ii)	a wholly-owned Restricted Subsidiary; provided that such wholly-owned Restricted Subsidiary shall be the continuing or surviving Person; or

(iii)	any other Subsidiary or other Person; provided, that if a wholly-owned Restricted Subsidiary shall not be the continuing or surviving Person, then such transaction shall be deemed to be a Disposition of the following percentage of the assets of the Subject Restricted Subsidiary (and such deemed Disposition shall be subject to, and shall be permitted only to the extent provided by, Clause 21.5(f) (Dispositions);

(A)	if the continuing or surviving Person is not a Restricted Subsidiary, 100% of the assets of the Subject Restricted Subsidiary or,

(B)	if the continuing or surviving Person is a Restricted Subsidiary in which the Company and its other Restricted Subsidiaries own, in aggregate, a percentage of the outstanding Equity Interests of such Restricted Subsidiary which is less than the percentage of the outstanding Equity Interests of the Subject Restricted Subsidiary owned by the Company and its Restricted Subsidiaries, the percentage of all the assets of the Subject Restricted Subsidiary which is equal to the difference between (1) the percentage of the outstanding Equity Interests in the Subject Restricted Subsidiary owned by the Company and its Restricted Subsidiaries immediately before such transaction and (2) the percentage of the outstanding Equity Interests in the continuing or surviving Person owned by the Company and its Restricted Subsidiaries immediately after giving effect to such transaction, provided that the Borrower may not enter into any such liquidation and may only enter into any such merger or consolidation if it is the continuing or surviving Person (unless (i) such merger or consolidation is with the Company or (ii) the surviving Person assumes all of the obligations of the Borrower and the surviving Person is directly or indirectly wholly owned by the Company and the guarantee by the Company set out in Clause 18 (Guarantee and Indemnity) remains in place following such merger).

28.5	Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:
(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary which is wholly-owned by the Company and/or its other Restricted Subsidiaries;

(e)	Dispositions permitted by Clause 21.4 (Fundamental Changes);

(f)	Dispositions by the Company and its Restricted Subsidiaries not otherwise permitted under this Clause 21.5, including, without limitation, Dispositions to a Restricted Subsidiary which is not wholly-owned by the Company and its Restricted Subsidiaries and Dispositions in the form of Investments in such Restricted Subsidiaries, other Investments in Persons (other than a Restricted Subsidiary) otherwise permitted by Clause 21.2 (Investments), Dispositions of assets by way of non-cash dividends or distributions to its stockholders or by the purchase, redemption or other acquisition of its

Equity Interests for non-cash assets and any Designation of a Restricted Subsidiary as an Unrestricted Subsidiary otherwise permitted by Clause 21.9 (Unrestricted Subsidiaries); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of (or deemed Disposed of) in reliance on this clause (f) or clause (b)(iii) of Clause 21.4 (Fundamental Changes) in any period of four consecutive fiscal quarters (ending with the quarter in which such Disposition occurs) shall not exceed 15% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter prior to such Disposition; provided, further, that, for purposes of such calculation, if any such transferee is a Restricted Subsidiary, and the percentage of the aggregate outstanding Equity Interests of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries is less than the percentage of the outstanding Equity Interests in the transferor Restricted Subsidiary owned by the Company and its Restricted Subsidiaries, then such Disposition shall be deemed to be Disposition of only that percentage of assets so Disposed of which is equal to the difference between (A) the percentage of outstanding Equity Interests of the transferor Restricted Subsidiary owned by the Company and its Restricted Subsidiaries immediately before such Disposition and (B) the percentage of the outstanding Equity Interests of the transferee Restricted Subsidiary owned by the Company and its Restricted Subsidiaries immediately after giving effect to such Disposition;

(g)	Dispositions by way of the declaration and payment of dividends or distributions in cash to its stockholders and the purchase, redemption or other acquisition of Equity Interests issued by it for cash provided that no Default under Clauses 22.1, 22.6 or 22.7 (Events of Default) or Event of Default has occurred and is continuing at the time of any such action and no Default would result therefrom; and

(h)	The Discovery Commerce Designation and the Excluded Split-Off.
28.6	Change in Nature of Business

Engage in any material line of business substantially different from those lines conducted by the Company and/or any of its Restricted Subsidiaries on the date hereof or other cable and other standard and nonstandard television, television programming, multimedia or education business, or any business substantially related or incidental thereto (collectively, the “Target Businesses”).

28.7	Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and/or any Restricted Subsidiary, on the one hand, and any of its Restricted Subsidiaries which is a joint venture with any Joint-Venture Partner which Joint-Venture Partner is also a Significant Shareholder or an Affiliate of a Significant Shareholder, on the other hand, which transactions are made pursuant to a joint venture agreement with such Joint-Venture Partner, if such agreement is on fair and reasonable terms substantially as favorable to the Company and its Restricted Subsidiaries as would be obtainable by the Company or such Restricted Subsidiary in a comparable arm’s length transaction with a Person other than Affiliate, (b) transactions between or among the Company and any of its other Restricted Subsidiaries or between and among any such other Restricted Subsidiaries, (c) Guarantees by the Company or a Restricted Subsidiary of Indebtedness of any Affiliate of the Company; provided, however, that any such Guarantee is otherwise permitted hereunder and (d) dispositions by way of the declaration and payment of dividends or distributions (whether in cash, securities or other property) to its stockholders and the purchase, redemption or other acquisition of Equity Interests issued by it (for cash, securities or other property) provided that, in the case of dividends or distributions made in cash, no Default under Clauses 22.1, 22.6 or 22.7 (Events of Default) or Event of Default has occurred and is continuing at the time of any such action and no Default would result therefrom.

28.8	Use of Proceeds

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

28.9	Unrestricted Subsidiaries

(a)	Designate a newly organized or acquired Subsidiary or an existing Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary unless:
(i)	such Subsidiary (and any Subsidiary of such Subsidiary) does not own any Equity Interests in any Restricted Subsidiary; and

(ii)	no Default shall have occurred and be continuing or would result from such Designation, including, without limitation, pursuant to Clause 22.1(e) (Investments) and clause (c) of this Clause 21.9 (Unrestricted Subsidiaries).
(b)	Designate an Unrestricted Subsidiary as a Restricted Subsidiary unless:
(i)	at least 50% of the Equity Interests of such Unrestricted Subsidiary having ordinary voting power for the election of directors or other governing body are owned directly by the Company or a Restricted Subsidiary; and

(ii)	no Default shall have occurred and be continuing or would result.
(c)	Permit Consolidated Operating Cash Flow for any period of four consecutive fiscal quarters of the Company ending after the Closing Date together with the Operating Cash Flow of each Unrestricted Subsidiary the primary business of which is of a Target Business to be less than the combined Operating Cash Flow of all Unrestricted Subsidiaries the primary business of which is not a Target Business for such period.
28.10	Consolidated Leverage Ratio; Consolidated Interest Coverage Ratio

(a)	Permit the Consolidated Interest Coverage Ratio for each period of four consecutive fiscal quarters of the Company ending after the Closing Date to be less than 3.00:1.

(b)	Permit the Consolidated Leverage Ratio at any time during each period of four consecutive fiscal quarters of the Company to be greater than 4.50:1.

29.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 (Events of Default) shall constitute an Event of Default.

29.1	Non-Payment

An Obligor fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Finance Document.

29.2	Specific Covenants

An Obligor fails to perform or observe any term, covenant or agreement contained in any of Clauses 3.1 (Purpose), 20.1(a) (Financial Statements), 20.1(b) (Financial Statements), 20.2(a) (Certificates; Other Information), 20.2(b) (Certificates; Other Information), 20.2(f) (Certificates; Other Information), 20.2(g) (Certificates; Other Information), 20.2(h) (Certificates; Other Information), 20.3 (Notices), 20.5 (Preservation of Existence, Etc.), 20.10 (Inspection Rights) or 21 (Negative Covenants).

29.3	Other Defaults

An Obligor fails to perform or observe any other covenant or agreement (not specified in Clause 22.1 (Non-Payment) or Clause 22.2 (Specific Covenants) above) contained in any Finance Document on its part to be performed or observed and such failure continues for 30 days.

29.4	Representations and Warranties

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of an Obligor herein, in any other Finance Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made.

29.5	Cross-Default

The Company or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (1) Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Guarantees relating to any Indebtedness other than Indebtedness described in clauses (a) to (f) of the definition thereof) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $25,000,000, or (2) Guarantee of any Indebtedness (other than Indebtedness described in clauses (a) to (f) of the definition thereof) where as a result of such failure to make such payment, aggregate payments in excess of the Threshold Amount may be demanded under such Guarantee or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount and, in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date.

29.6	Insolvency Proceedings, Etc.

The Company or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

29.7	Inability to Pay Debts; Attachment

(a)	The Company or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or

(b)	any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

29.8	Judgments

There is entered against the Company or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

29.9	ERISA

(a)	An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or

(b)	the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

29.10	Invalidity of Finance Documents

Any provision of any Finance Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or an Obligor contests in any manner the validity or enforceability of any provision of any Finance Document; or an Obligor denies that it has any or further liability or obligation under any Finance Document, or purports to revoke, terminate or rescind any Finance Document.

29.11	Change of Control

There occurs any Change of Control.

30.	REMEDIES UPON EVENT OF DEFAULT

If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:
(a)	declare the Commitments of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Finance Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and

(d)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Finance Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender and each amount expressed by Clause 18 (Guarantee and indemnity) to be payable by the Company on demand shall, after that Event of Default has occurred, be immediately due and payable by the Company without the need for any demand or other claim on the Company or any other Obligor.

SECTION 9
CHANGES TO PARTIES
31.	CHANGES TO THE LENDERS

31.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
31.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs),

then, with respect to circumstances existing at the date of such assignment, transfer or change, the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
31.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,500.
31.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

31.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”) (and, in the case of a Transfer Certificate covering all of the Existing Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Clause 13 (Tax Gross Up and Indemnities), Clause 14 (Increased Costs), paragraphs (d), (e) and (f) of Clause 15.2 (Other Indemnities) and Clause 17 (Costs and Expenses) with respect to facts and circumstances occurring prior to the effective date of such transfer);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
31.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.
31.7	Disclosure of information

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its

Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Clause 24.7 or substantially the same as a recommended form of the LMA, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to an Obligor and its obligations, (g) with the consent of an Obligor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Clause 24.7 or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor or any of an Obligor’s Subsidiaries or Affiliates. For purposes of this Clause, “Information” means all information received from an Obligor or any Subsidiary relating to an Obligor or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by an Obligor or any Subsidiary, provided that, in the case of information received from an Obligor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Clause shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

32.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES
33.	ROLE OF THE AGENT AND THE ARRANGER

33.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
33.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, facility fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
33.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
33.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
33.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
33.6	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	Subject to Clause 24.7 (Disclosure of information), the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
33.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

33.8	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
33.9	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.10 (Disruption to Payment Systems etc)), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
33.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (subject to the Company’s consent (which shall not be unreasonably withheld or delayed)) may appoint a successor Agent who shall be a Lender.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (subject to the Company’s consent (which shall not be unreasonably withheld or delayed)) may appoint a successor Agent (acting through an office in the United Kingdom) who shall be a Lender.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
33.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
33.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).
33.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
33.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
33.16	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).
33.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
35.	SHARING AMONG THE FINANCE PARTIES

35.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
35.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).
35.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
35.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
36.	PAYMENT MECHANICS

36.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
36.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).
36.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
36.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its reasonable satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
36.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
36.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
36.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
36.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

36.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in,

the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
36.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever but not including any claim based on wilful default or fraud of the Agent arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
37.	SET-OFF
After an Event of Default which is continuing a Finance Party may set off any due and payable sum from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any due and payable sum owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
38.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company and the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
38.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or seven Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

38.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

38.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
38.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
39.	CALCULATIONS AND CERTIFICATES
39.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS

42.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

42.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any scheduled amount of principal, interest or fees (excluding those fees payable solely to the Agent and/or the Arranger) under the Finance Documents;

(iii)	a reduction in the Applicable Rate or a reduction in the amount of any payment of principal, interest or fees payable under the Finance Documents;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or the Company;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver that has the effect of changing or which relates to the Syndication Side Letter may be effected only with the prior consent of the Arranger and the Borrower.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
44.	GOVERNING LAW; JURISDICTION, ETC.

44.1	Governing Law

This Agreement and the other Finance Documents shall be governed by, and construed in accordance with, the law of the State of New York.

44.2	Submission to Jurisdiction

Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Finance Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Finance Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Finance Document against the Borrower or its properties in the courts of any jurisdiction.

44.3	Waiver of Venue

Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Finance Document in any court referred to in clause 37.2 (Submission to Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

44.4	Service of Process

(a)	The Borrower hereby irrevocably designates and appoints the Company as the agent of the Borrower to receive on its behalf service of all process brought against it with respect to any proceedings in the court of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, in connection with any Finance Document. If for any reason such agent shall cease to be available to act as such, then the Borrower shall promptly designate a new agent in the Borough of Manhattan in The City of New York. The Company hereby confirms that it has accepted the appointment as agent for service of process for the Borrower in relation to any proceeding the court of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, in connection with any Finance Document.

(b)	Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

44.5	Waiver of Right to Trial by Jury

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Finance Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, Agent or attorney of any other party has represented to it, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Finance Documents by, among other things, the mutual waivers and certifications in this Clause.

44.6	USA Patriot Act Notice

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title iii of pub. l. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender or the Agent, as applicable, to identify the Obligors in accordance with the Patriot Act.

44.7	Time of the Essence

Time is of the essence of the Finance Documents.

44.8	Entire Agreement

This Agreement and the other Finance Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

The Borrower

Address:	Discovery Content UK Ltd.
Chiswick Park Building 2
566 Chiswick High Road
London — W4 5BY, England

Attention:	Suzanne Burrows, VP Finance

Telecopy:	44-207-462-3789

Email:	suzanne_burrows@discovery.com

with a copy to

Address:	Discovery Content UK Ltd
Chiswick Park Building 2
566 Chiswick High Street
London — W4 5BY, England

Attention:	Mine Hifzi, SVP Chief International Counsel

Telecopy:	44-204-462-3598

Email:	mine_hifzi@discovery.com

By:	SUZANNE BURROWS

The Company

Address:	Discovery Communications, Inc.
One Discovery Place
Silver Spring, MD 20910

Attention:	Barbara Bennett, SEVP & Chief Financial Officer

Telecopy No.:	240-662-1527

Email:	barbara_bennett@discovery.com

with a copy to:

Address:	Discovery Communications, Inc.
One Discovery Place
Silver Spring, MD 20910

Attention:	Mark Hollinger, SEVP & General Counsel

Telecopy No.:	240-662-1489

Email:	mark_hollinger@discovery.com

By:	J. MICHAEL SUFFREDINI

The Arranger
The Royal Bank of Scotland plc
By:     AGNES OCHANA
The Original Lenders
The Royal Bank of Scotland plc
By:     AGNES OCHANA
Fortis Capital Corp
By:     BARBARA E. NASH     RACHEL LANAVA
Scotiabank Europe plc
By:     ALICE NEILD
Barclays Bank PLC
By:     DAVID BARTON
HSBC Bank plc
By:     ARWEL DAVIES
Calyon, London
By:     STEPHEN TUBB     GLEN BARNES

Commerzbank Aktiengesellschaft, London Branch
By:     NICK SIMMONDS     MARK SMYTH
KBC Bank Deutschland AG
By:     VOLKER KIRMES     WOLFRAM STOEVER
Sumitomo Mitsui Finance Dublin Limited
By:     TIMOTHY D’DONOVAN     CIARAN BOLGER
The Agent
The Royal Bank of Scotland plc

Address:	The Royal Bank of Scotland plc
135 Bishopsgate
London
EC2M 3UR

Fax:

Attention:
By:     AGNES OCHANA

With copy to:	The Royal Bank of Scotland plc
2 1/2 Devonshire Square
London
EC2M 4XJ
Fax: 020 7615 7673
Attention: Loans Administration

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Amendment and Restatement Agreement, dated May 9, 2007, among Discovery Communications, Inc., Discovery Communications Europe Limited, as Borrower, The Royal Bank of Scotland plc, as Arranger, The Royal Bank of Scotland plc, as Agent, and the lenders that are parties thereto, have not been provided herein:
     Schedule 1: Conditions Precedent
     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.